Exhibit 10.4

FIRST AMENDMENT TO AMENDED AND RESTATED
POWER SALES AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED POWER SALES AGREEMENT (this “Amendment”) is made as of the 1ST day of September, 2014 (“Effective Date”), by and among Electric Energy, Inc., an Illinois corporation (“Seller”), and Illinois Power Marketing Company, an Illinois corporation (the “Buyer”). Each of Seller and Buyer is hereinafter sometimes referred to individually as a “Party” and collectively, as the “Parties”.
RECITALS
WHEREAS, the Parties are party to that certain Amended and Restated Power Sales Agreement, dated July 31, 2009 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement in certain respects;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge, the Parties agree as follows:
1.Capitalized terms used herein and not defined herein are used with the meaning given them in the Agreement.
2.Section 1.1 of the Agreement is hereby amended by deleting the defined term “Delivery Term” and replacing it with the following:
“Delivery Term” means the period of time between January 1, 2006 and December 31, 2022.
3.Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
3.1    Term.
This Agreement shall become effective as of the Effective Date and shall continue in effect for a period ending at the end of the hour 2400 CPT on December 31, 2022, unless terminated prior to this date pursuant to the terms of this Agreement (the “Term”)
4.Section 3.3 of the Agreement is hereby amended by deleting the last paragraph of Section 3.3 and replacing it with the following:
This Agreement may also be terminated by either Party by giving at least six (6) months’ advance written notice of such termination. Such notice shall specify an effective date for the termination, which shall occur at hour ending 2400 CPT on the last day of the month of termination.

Exhibit 10.4

5.This Amendment shall be deemed to be an Illinois contract and shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to its conflict of laws provisions.
6.This Amendment constitutes the entire agreement between the Parties with respect to the subject matter covered hereby and supersedes any and all prior negotiations, representations, agreements or understandings relating hereto.
7.If any term, provision, covenant, or condition of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Amendment shall remain in full force and effect and in no way be affected, impaired, or invalidated. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
8.This Amendment may be executed in counterparts, and any number of counterparts signed in the aggregate by the Parties hereto shall constitute a single original document.
IN WITNESS WHEREOF, the Parties have caused Amendment to be duly executed on the Effective Date.
ELECTRIC ENERGY, INC.
By: /s/ Henry D. Jones
Name: Henry D. Jones
Title: Executive Vice President and Chief Commercial Officer
ILLINOIS POWER MARKETING COMPANY
By: /s/ Sheree Petrone
Name: Sheree Petrone
Title: President